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                                                                  EXHIBIT 10.4

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                               SERVICE AGREEMENT

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                               TABLE OF CONTENTS

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
Section 1        General Description of Services
                     to be Provided by TDC  . . . . . . . . . . . . . . . . . . . . . . . . .         1

Section 2        Customer Support Services
        2.01             General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         2
        2.02             Transfer of CLARK Team . . . . . . . . . . . . . . . . . . . . . . .         2
        2.03             Severance and Other Liability  . . . . . . . . . . . . . . . . . . .         3

Section 3        Warehousing Services
        3.01             General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         3
        3.02             Receiving  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         3
        3.03             Warehousing  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         4
        3.04             Stocking . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         5
        3.05             Picking  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         5
        3.06             Packaging  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         6
        3.07             Shipping . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         6
        3.08             MANUFACTURER's Access to Warehouse . . . . . . . . . . . . . . . . .         7
        3.09             Inventory Plans  . . . . . . . . . . . . . . . . . . . . . . . . . .         7
        3.10             Annual Inventory . . . . . . . . . . . . . . . . . . . . . . . . . .         8
        3.11             Inventory Records  . . . . . . . . . . . . . . . . . . . . . . . . .         8
        3.12             Title/Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . .         8

 Section 4       Computer Services
        4.01             General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         9
        4.02             Availability . . . . . . . . . . . . . . . . . . . . . . . . . . . .         9
        4.03             Computer Services Fees . . . . . . . . . . . . . . . . . . . . . . .         9
        4.04             Capacity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         10
        4.05             Telecommunications . . . . . . . . . . . . . . . . . . . . . . . . .         10

Section 5        Accounting Services
        5.01             General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         10
        5.02             Cash Management  . . . . . . . . . . . . . . . . . . . . . . . . . .         10
        5.03             Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         10
        5.04             General Ledger . . . . . . . . . . . . . . . . . . . . . . . . . . .         11
        5.05             Accountant Services Fees . . . . . . . . . . . . . . . . . . . . . .         11
        5.06             Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         11
        5.07             Sales Transactions . . . . . . . . . . . . . . . . . . . . . . . . .         12
        5.08             Invoices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         12
        5.09             Accounts Payable   . . . . . . . . . . . . . . . . . . . . . . . . .         13
        5.10             Invoice Inquiries  . . . . . . . . . . . . . . . . . . . . . . . . .         14
        5.11             Inventory Accountant . . . . . . . . . . . . . . . . . . . . . . . .         14
        5.12             Establishment of Standard Cost   . . . . . . . . . . . . . . . . . .         14
        5.13             Inventory Shrinkage  . . . . . . . . . . . . . . . . . . . . . . . .         15
        5.14             Financial Reports  . . . . . . . . . . . . . . . . . . . . . . . . .         15

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                               TABLE OF CONTENTS
                                  (Continued)

Section 6        Consideration to TDC
        6.01             Base Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         15
        6.02             Other Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         17
        6.03             Cost Improvements  . . . . . . . . . . . . . . . . . . . . . . . . .         17
        6.04             Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         18

Section 7        Control and Rights of Parties
        7.01             Independent Contractor Status  . . . . . . . . . . . . . . . . . . .         18
        7.02             Employment of Workers by TDC . . . . . . . . . . . . . . . . . . . .         19

Section 8        Insurance
        8.01             General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         19

Section 9        Duration and Termination
        9.01             Initial Term . . . . . . . . . . . . . . . . . . . . . . . . . . . .         20
        9.02             Early Termination  . . . . . . . . . . . . . . . . . . . . . . . . .         20

Section 10       Indemnification
        10.01            Indemnity Provisions . . . . . . . . . . . . . . . . . . . . . . . .         20
        10.02            MANUFACTURER Responsibility  . . . . . . . . . . . . . . . . . . . .         21
        10.03            Other Damages  . . . . . . . . . . . . . . . . . . . . . . . . . . .         21

Section 11       Trademarks and Trade Names . . . . . . . . . . . . . . . . . . . . . . . . .         21

Section 12       Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         22

Section 13       Force Majeure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         22

Section 14       Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         22

Section 15       No Waiver of Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         23

Section 16       Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         23

Section 17       Integration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         24

Section 18       Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         24

Section 19       Governing Law and Choice of Forum  . . . . . . . . . . . . . . . . . . . . .         24

Exhibit 1        -       Terex Distribution Center Performance Objectives.  . . . . . . . . .         26
Exhibit 2        -       Schedule of Service Fees   . . . . . . . . . . . . . . . . . . . . .         29
Exhibit 3        -       TDC System Services Data Center Services . . . . . . . . . . . . . .         30

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                               TABLE OF CONTENTS
                                  (Continued)

Schedule 2.01    -       Clark Team Member Costs  . . . . . . . . . . . . . . . . . . . . . .         47
Schedule 2.02            Clark Team Members Employed by TDC
                            as of November __, 1996 . . . . . . . . . . . . . . . . . . . . .         48
Schedule 3.03    -       TDC's Inventory Disposition Procedures . . . . . . . . . . . . . . .         49
Schedule 3.05    -       TDC's Picking Procedures . . . . . . . . . . . . . . . . . . . . . .         50
Schedule 4.04    -       Computer Contract with Litton Computer Services  . . . . . . . . . .         51
Schedule 5.02    -       TDC's Cash Management  Procedures. . . . . . . . . . . . . . . . . .         52

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                               SERVICE AGREEMENT

         THIS SERVICE AGREEMENT is made as of November 27, 1996, by and between TEREX CORPORATION, a Delaware corporation, with its principal offices at 500 Post Road East, Westport, Connecticut 06880 ("TEREX") and CLARK MATERIAL HANDLING COMPANY (formerly known as CMHC Acquisition Corporation), a corporation organized under the laws of Delaware with principal offices at 172 Trade Street, Lexington, KY 40511 ("MANUFACTURER").

                              W I T N E S S E T H

         WHEREAS, TEREX and MANUFACTURER have entered into a Purchase Agreement dated as of November 9, 1996 (the "Purchase Agreement") pursuant to which TEREX has sold and MANUFACTURER has purchased all of the assets of TEREX's Clark Material Handling Company subsidiary and the stock of various foreign Clark subsidiaries (collectively, "CLARK");

         WHEREAS, TEREX owns and operates a division with a single facility in Southaven, Mississippi, the TEREX DISTRIBUTION CENTER ("TDC"), engaged primarily in the business of aftermarket service parts distribution services for TEREX's divisions and subsidiaries, including CLARK;

         WHEREAS, MANUFACTURER desires to employ certain employees of TDC for provision of Customer Support Services (as hereinafter defined) and to retain TDC for the distribution services required by CLARK, and TEREX consents to such retention in accordance with the terms set forth herein.

         NOW THEREFORE, in consideration of the premises and of the mutual agreements hereinafter set forth, the parties hereto agree as follows

SECTION 1.   GENERAL DESCRIPTION OF SERVICES TO BE PROVIDED BY TDC.

         TDC shall provide Customer Support Services, Warehousing Services, Computer Services and Aftermarket Accounting Services, each as defined herein, to MANUFACTURER

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during the term of this Agreement to support the distribution of MANUFACTURER's aftermarket service parts ("Parts") at a level of service that is consistent with the level of service provided to CLARK by TDC prior to execution of the Purchase Agreement.

SECTION 2.   CUSTOMER SUPPORT SERVICES.

         2.01   General.   In consideration of the Base Fees (as defined in
         Section 6 hereof), TDC shall permit not more than thirty-five (35) CLARK employees (the "CLARK Team") to work at TDC's facility to provide CLARK with Customer Support Services. "Customer Support Services" to be performed by the CLARK Team at TDC's facility consist generally of the purchasing function for all Parts, the material planning function for all Parts and the provision of customer service, including technical assistance, to MANUFACTURER's Parts customers. All members of the CLARK Team shall comply with all work rules and safety and other guidelines in effect at TDC's facility. MANUFACTURER shall be solely responsible for all costs incurred in connection with the provision of Customer Support Services, including, without limitation, the salaries and other benefits of CLARK Team members and the purchase cost of Parts. Except as explicitly set forth in this Agreement, TDC shall have no liability for the CLARK Team or the provision of Customer Support Services. Attached as
         Schedule 2.01 is a list of the costs incurred by the CLARK Team members in 1995 and for the first six (6) months of 1996, all of which categories of costs, as well as any additional costs incurred by the CLARK Team members, shall be the responsibility of MANUFACTURER.

         2.02   Transfer of CLARK Team.   Attached as Schedule 2.02 is a list
         of the members of the CLARK Team who are employed by TDC as of the date of this Agreement and their respective salaries and other benefits. Upon execution of this Agreement, MANUFACTURER shall arrange for CLARK to offer employment, on terms comparable to those currently provided by TDC, to all CLARK Team members listed on
         Schedule 2.02, it being agreed that CLARK Team members who are on layoff and who have a right to return to work or who are on short term (up to six (6) months) medical disability (including pregnancy leave) are to be considered actively employed but that employees on long-term medical disability and employees whose employment has

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         terminated as of the date of this Agreement without any right to return to work are not to be considered actively employed. TDC shall use reasonable efforts to cause the CLARK Team members to become employees of CLARK, which reasonable efforts shall include discussing terms and conditions of employment with CLARK and MANUFACTURER and distribution to the CLARK Team members of forms and documents relating to employment with CLARK. TDC shall deliver to MANUFACTURER and CLARK copies of all personnel files relating to the CLARK Team members who accept employment with CLARK.

         2.03   Severance and Other Liability.   MANUFACTURER shall assume,
         discharge, pay and be solely liable for and shall indemnify and hold TDC harmless from and against all obligation, cost or expense for (i) any unearned vacation, holiday pay or other fringe benefits relating to the CLARK Team members as listed on Schedule 2.02, (ii) any health, disability or life insurance coverage and any medical and dental benefits payable after the date hereof, (iii) severance pay, termination indemnity pay, salary continuation or like compensation under TDC's plans, policies or arrangements and relating to CLARK Team Members, including, without limitation, any claim of constructive termination due to the transfer to CLARK or (iv) any other claim or liability arising out of the employment of the CLARK Team members by CLARK on of after the date hereof.

         SECTION 3.   WAREHOUSING SERVICES.

         3.01   General.   In consideration of the Base Fees, TDC shall provide
         the Warehousing Services described in this Section 3.   Warehousing
         Services shall consist generally of receiving Parts purchased by MANUFACTURER, storing such Parts, identifying such Parts for shipment to Parts customers, coordinating with MANUFACTURER's packaging suppliers, packing such Parts and finally shipping such Parts at level of service which is consistent with the level of service provided as of the date of this Agreement. To assist TDC in its operational planning, MANUFACTURER shall provide TDC with its annual sales plan, updated quarterly to current projections. The

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         sales plan may be expressed either in dollars or preferably in the number of line items by order class.

         3.02   Receiving.   TDC shall receive all Parts purchased by
         MANUFACTURER at TDC's Southaven, Mississippi facility and shall visually inspect such Parts to insure conformance with the terms of the applicable purchase order. TDC shall advise MANUFACTURER of any damage, other irregularity or shortage which TDC observes during its receiving process, as TDC deems appropriate. The Base Fees do not include inbound receiving quality inspecting of materials received at TDC's facility. Any such services may be provided to MANUFACTURER upon request at additional cost.

         3.03  Warehousing.

                 (a) Parts owned by MANUFACTURER shall be stored by TDC for warehousing, order fulfillment and distribution. TDC's procedures for inventory disposition are attached hereto as
                 Schedule 3.03. Said inventories shall remain the sole property of MANUFACTURER and shall not be disposed of by TDC except under procedures in effect as of the date of this Agreement or as provided for by specific instructions established by MANUFACTURER.

                 (b) MANUFACTURER agrees to pay the full amount of any and all taxes levied or assessed against sales, inventories or personal property on the premises of TDC.

                 (c) TDC shall provide MANUFACTURER with sufficient storage capacity for up to Twenty-Two Million Dollars ($22,000,000) of Parts (FIFO value at standard cost adjusted for the average change in annual standard costs) in the possession of TDC (excluding inventories in transit, at packagers and return material processors)(the "Capacity Value"). If MANUFACTURER requires additional Capacity Value, the parties shall negotiate an increase to the Base Fees. TDC represents that as of the date of this Agreement, storage requirements for CLARK Parts for 1996 has been at approximately Nineteen

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                 Million Five Hundred Ten Thousand Five Hundred Ninety-three
                 Dollars (US)($19,510,593).

                 (d) TDC shall provide sufficient security for MANUFACTURER's inventories at all times. Said security shall include, but not be limited to, fire protection systems, hazardous material storage areas, appropriate bins and racks and controlled access to TDC warehouse facilities, and shall at a minimum be at least equal to the TDC security systems, methods and procedures in effect as of the date of this Agreement.

         3.04   Stocking.
                 (a) TDC shall have the sole responsibility for determining the stocking location and movement of Parts within TDC's facility. It is the responsibility of TDC to monitor, track and control the location of inventories within the custody of TDC.

                 (b) MANUFACTURER shall issue timely instructions for the disposition of any inventory which is being restricted by MANUFACTURER from sale or normal storage (rejected parts, unidentified parts, etc.)

                 (c) Parts received in TDC's facility shall be stored ("putaway") in an appropriate storage area and updated in the inventory data base within the time periods set forth in Part A of Exhibit 1. Notwithstanding the foregoing, in the event that TDC cannot maintain "putaway" and "update" requirements because of TDC observed holidays or other shutdowns, TDC shall normalize operations in three (3) workdays for two (2) consecutive shut down days.

         3.05   Picking.
                 (a) TDC's picking procedures are set forth in Schedule 3.05 attached hereto. All Parts removed from TDC's facility shall be relieved from the TDC inventory record of Parts delivered to TDC by MANUFACTURER. MANUFACTURER shall not remove any Parts or other materials from TDC's facility without compliance with TDC's procedures.

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                 (b)   Parts orders shall be transmitted by MANUFACTURER to the
                 TDC warehouse computer between 7:00 a.m. and 7:00 p.m.
                 (Central Time) on scheduled workdays. The Base Fees do not include processing of manual orders for which MANUFACTURER shall pay the additional charges set forth in Exhibit 2.

                 (c) MANUFACTURER uses a system of Parts order codes which have different service priorities. TDC shall fill orders according to MANUFACTURER service objectives and priorities; provided, however, that TDC shall not be liable for delays due in whole or in part to MANUFACTURER's delay in payment of Part suppliers, delays by Part suppliers or packagers or other events beyond the reasonable control of TDC. Order codes and their corresponding order fulfillment objectives are specified in Part B of Exhibit 1. TDC shall maintain sufficient manpower, equipment and other resources required to obtain the order fulfillment requirements specified in Exhibit 1 provided rush order line volumes (Codes 1 and 2, as currently defined) on any given day do not exceed 150% of the daily line average over the preceding twelve months.

         3.06   Packaging.   MANUFACTURER has the primary responsibility for
         defining and contracting prepackaging, which shall include reasonable TDC specifications for handling and storage requirements.
         MANUFACTURER shall be responsible for all shipment costs, including freight, insurance and duty costs incurred in the shipment of materials to and from the packagers. The Base Fees include the cost of relabeling, repackaging, or correcting minor packager errors that do not cause TDC to incur incremental labor or material cost. TDC shall promptly advise MANUFACTURER of major packager errors. At MANUFACTURER's request, TDC will correct such errors and charge MANUFACTURER at the special charges rates set forth in Exhibit 2. The Base Fees do not include charges for unpacking and restocking canceled orders, which services shall be performed for MANUFACTURER at the rates set forth in Exhibit 2.

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         3.07   Shipping.

                 (a) TDC shall arrange for the shipment of all Parts to MANUFACTURER's customers, including by providing for customer order pick-ups during normal working hours.

                 (b) TDC shall provide domestic and export inbound and outbound transportation services, all rate negotiations, and have responsibility for reviewing freight and brokerage invoices for accuracy. Shipping costs are not included in the Base Fees and shall be paid by checks prepared by TDC and drawn on MANUFACTURER's account in accordance with the cash management procedures set forth in Section 5.02 hereof.

                 (c) TDC shall debit an account designated by MANUFACTURER on a daily basis to cover the shipping costs incurred as of that date in accordance with the cash management procedures set forth in Section 5.02 hereof. TDC shall use commercially reasonable efforts to consolidate customer orders whenever possible, unless otherwise instructed by MANUFACTURER.

                 (d) TDC shall provide outbound packing materials for normal and Canadian orders not requiring special handling or packing. Export or special handling or packing may result in additional
                 fees which shall be invoiced to MANUFACTURER.   MANUFACTURER
                 may request special handling, marking or packing on specific orders. The incremental costs of these special requirements over standard packing material costs shall be invoiced to MANUFACTURER.

                 (e) TDC shall use packing materials methods and procedures which will protect materials when handled with normal care customary for the specified mode of shipment.

         3.08   MANUFACTURER's Access to Warehouse.   MANUFACTURER and its
         employees shall have access to TDC's facility. In addition, TDC shall make its facility

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         available during normal working hours, upon reasonable notice, for dealer and prospective customers; provided, however, that TDC may, if it deems necessary to do so, impose reasonable time limits on the duration and quantity of such visits. The foregoing not withstanding, MANUFACTURER shall not arrange any warehouse tours of duration beyond one hour, with any competitor of TDC without prior approval of TDC.

         3.09   Inventory Plans.   MANUFACTURER shall provide TDC its annual
         inventory plan, updated quarterly to current projections, by the end of the first month of each calendar quarter. The parties shall establish an annual calendar of operations during each preceding December which specifies holidays to be observed, annual inventory dates and any other planned shutdown of regular operations. In connection therewith, unless otherwise agreed, in no event will TDC operations be suspended for more than a maximum of two consecutive workdays.

         3.10   Annual Inventory.   During the Initial Term (as defined in
         Section 9), and for each succeeding twelve (12) month period thereafter, TDC shall complete a cycle count of one hundred percent (100%) of MANUFACTURER's inventory. Any inventory discrepancies discovered shall be investigated on the day the discrepancy is noted. In addition to ongoing cycle counting, during the Term and each succeeding twelve (12) month period thereafter, TDC's operations shall be suspended for a maximum of one and one-half working days for an annual statistical sample inventory. The parties shall negotiate in good faith the parameters of the annual statistical sample inventory at least thirty (30) days prior to commencement of the sample inventory. TDC shall provide sufficient resources for the annual statistical sample inventory. The cost of the annual statistical sample inventory, excluding MANUFACTURER's direct resource costs, is included within the Base Fees. Prior to a full physical inventory, if one is necessary, the parties shall agree upon a plan to combine resources to ensure that the shutdown period does not exceed two (2) working days. MANUFACTURER shall provide resources, including human resources, as required for reconciling a physical count, if any, to the perpetual inventory records. A full physical inventory, if necessary, may require additional downtime. The cost of a full physical inventory is not included in the Base Fees.

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         3.11   Inventory Records.   All Parts removed from TDC facilities must
         be relieved from the TDC inventory record of Parts delivered to TDC by MANUFACTURER. MANUFACTURER will not remove any Parts or materials from the TDC warehouse without complying with mutually agreed procedures, which, at a minimum, will provide for adequate inventory accounting.

         3.12    Title/Risk of Loss.       Title to the Products delivered by
         or on behalf of MANUFACTURER to TDC shall remain vested in MANUFACTURER until the Products are purchased and delivered to MANUFACTURER's customers. Except as provided for in this Agreement, TDC shall not assert or claim any right of ownership in the Products and shall not encumber, lease, transfer, sell or otherwise dispose of any of the Products. TDC hereby waives and releases any right, claim, interest or lien in and to the Products that may arise by operation of law. In addition, TDC shall not possess or acquire any interest, whether directly or indirectly, in the accounts arising from such sales, and all invoices for such sales shall be mailed for the account of MANUFACTURER to the persons purchasing the Products in accordance with the provisions of this Agreement. Except for inventory shrinkage in reasonable and customary amounts as set forth in Section 5.13 hereof, TDC shall bear the risk of loss with respect to the Products stored at TDC's facility.

SECTION 4.   COMPUTER SERVICES.

         4.01   General.   In consideration of the Base Fees, TDC shall provide
         Computer Services, as defined in this Section 4, to support the aftermarket operations of MANUFACTURER at the levels currently provided by TDC to CLARK. The systems provided by TDC under this Agreement are as specified in Exhibit 3.

         4.02   Availability.   TDC shall provide on-line (CICS) availability
         of the systems between 7:00 a.m. and 7:00 p.m. (Central Time), Monday though Friday, excluding previously schedules non-working days (collectively, the "prime hours"). In the event of non-scheduled system downtime during prime hours, TDC agrees to provide non-prime

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         time on-line CICS availability of duration and timing that allows the
         MANUFACTURER and TDC backlog of on-line transactions, caused by system downtime, to be made current as soon as feasible. TDC shall maintain average on-line system availability during CICS prime hours at a minimum of ninety-eight percent (98%). MANUFACTURER and TDC have an objective of average on-line availability of nine-nine percent (99%).

         4.03   Computer Services Fees.   Computer Services are included in the
         Base Fees. Any different or additional services shall result in additional charges which shall be invoiced to MANUFACTURER.

         4.04   Capacity.   TDC agrees to provide central processing capacity
         (CPU capacity) and storage capability (DASD) to meet the MANUFACTURER's requirements defined in this Agreement. TDC represents that the CPU capacity to which it has access pursuant to any agreement between TDC and Litton Computer Services attached hereto as Schedule
         4.04 is sufficient to meet its obligations under this Agreement. If additional equipment is required as a result of an increase required in storage capacity or annual gross sales volume in excess of Eighty Million Dollars, MANUFACTURER shall be invoiced for the additional cost.

         4.05   Telecommunications.   TDC will provide at its own expense
         telecommunications to MANUFACTURER at the level existing as of the date hereof. Any additional telecommunications capability shall result in additional charges to be invoiced to MANUFACTURER.

SECTION 5.   ACCOUNTING SERVICES.

         5.01   General.   In consideration of the Base Fees, TDC shall provide
         MANUFACTURER with aftermarket Accounting Services as defined in this
         Section 5.

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         5.02   Cash Management.   TDC and MANUFACTURER shall comply with the
         cash management procedures set forth in Schedule 5.02 hereof to ensure timely payment of all amounts due by MANUFACTURER.

         5.03   Records.   Accounting records of the MANUFACTURER aftermarket
         operations shall remain the exclusive property of MANUFACTURER and shall not be provided to any third party by TDC, without the prior written permission of MANUFACTURER, except as may be required by final order of a relevant court or otherwise authorized pursuant to this Agreement. MANUFACTURER hereby authorizes TDC to provide TEREX and TEREX's accountants, lawyers and other representatives with any accounting information reasonably and customarily requested by those parties and necessary to comply with applicable laws and financial disclosure requirements or to ensure TDC's fulfillment of its obligations under this Agreement.

         5.04   General Ledger.   TDC shall maintain general ledger account
         records in accordance with generally accepted accounting practices
         (GAAP) for MANUFACTURER's aftermarket operations for all activities supported by TDC.

         5.05   Accountant Services Fees.   The Accounting Services described
         in this Section 5 are included in the Base Fees. Upon request, TDC shall quote prices for additional aftermarket accounting, forecasting and budget records or services. The Base Fees do not provide for any major change from current specifications or interface requirements for the transmittal of accounts receivable date and provides for a maximum of one hundred (100) ledger accounts.

         5.06   Operations.   TDC shall close each monthly accounting cycle by
         5:00 p.m. on the fourth business day of the following month, and provide MANUFACTURER with summary financial statements by the close of business on the fifth working day of the following month. The parties agree that in order

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         for TDC to comply with the preceding  requirement, certain month-end accruals may contain estimates. In such event, TDC, with information from MANUFACTURER if required, shall adjust estimated accruals to actual amounts during the next accounting month. This Agreement provides for a MANUFACTURER fiscal year ending each December 31st. TDC shall reconcile all MANUFACTURER general ledger balance sheet accounts to the appropriate ledger detail quarterly, except for inventory accounts reconciled annually as part of the physical inventory process. TDC shall review reconciliations with the
         MANUFACTURER's Controller.   In the event unreconciled differences are
         encountered, TDC shall promptly investigate the cause and recommend appropriate remedial steps for implementation following MANUFACTURER approval.

         5.07   Sales Transactions.   TDC shall prepare invoices for shipments
         to MANUFACTURER customers on behalf of, and in the name of, MANUFACTURER, at prices specified by MANUFACTURER. Records of sales transactions shall be entered directly into the MANUFACTURER accounts maintained by TDC. MANUFACTURER shall provide TDC with current export and domestic customer prices. TDC shall prepare invoices at said amounts unless otherwise advised by MANUFACTURER. TDC shall invoice shipments no later than the batch run on the day following shipment, unless otherwise agreed. Shipments not invoiced by the close of business on the last day of each month shall be accrued as sales during the month when shipment was made. TDC shall transmit MANUFACTURER's accounts receivable information to a location designated by MANUFACTURER.

         5.08   Invoices.
                 (a) MANUFACTURER is responsible for approving the issuance by TDC of any required debit or credit memo to a MANUFACTURER customer. MANUFACTURER shall adhere to established inventory

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                 accounting procedures acceptable to TDC, when processing such memos. Any failures by MANUFACTURER to comply with the established procedures shall void any TDC guarantees of inventory shrinkage to the extent that such failure has a direct impact on inventory shrinkage.

                 (b) MANUFACTURER may ship parts directly from a vendor to a customer ("ship direct transactions"). TDC shall account for ship direct transactions under procedures in effect as of the date of this Agreement, or as otherwise agreed in writing.

                 (c) TDC shall maintain a current record of MANUFACTURER's customers. Within this record will be kept all pertinent accounting and billing information that the systems allow, as of the date of this Agreement. MANUFACTURER is responsible for promptly notifying TDC, in writing, of any customer record modifications.

         5.09   Accounts Payable.
                 (a) TDC shall promptly process payment of vendor invoices for MANUFACTURER under mutually acceptable procedures, as specified herein. MANUFACTURER shall instruct its vendors to include the appropriate MANUFACTURER purchase order number and MANUFACTURER part numbers on each invoice. TDC shall process all invoices for Parts purchased by MANUFACTURER for inventory when said invoices agree in price, quantity and terms of the appropriate MANUFACTURER purchase order, and there is a corresponding receiving record in the MANUFACTURER's inventory accounts.

                 (b) Processing invoices meeting the conditions set forth above under clause (a) does not require the prior review by
                 MANUFACTURER.   The parties shall agree on  a specific dollar
                 variance tolerance to the purchase

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                 order terms and receiving records, under which TDC my expedite the processing of invoices, without prior authorization from MANUFACTURER. In the event that MANUFACTURER does not provide instructions to TDC for processing invoices not complying with this Subsection within five (5) working days, TDC shall process a net payment equal to the MANUFACTURER purchase order price times the quantity received as per the MANUFACTURER's receiving records. Invoices paid in variance to the current MANUFACTURER standard cost shall be accounted for under the procedures in effect at the date of this Agreement, or as mutually agreed upon from time to time.

                 (c) TDC shall process payment to MANUFACTURER's vendors within the terms and conditions defined in the MANUFACTURER purchase orders by preparing checks drawn on an account held and designated by MANUFACTURER. The checks will be mailed promptly by TDC personnel through the US mail, or as otherwise agreed by both parties. Checks delivered by other than US
                 mail may be subject to additional fees.   MANUFACTURER shall
                 notify TDC in advance of its intent to modify or deviate from its standard terms and conditions.

                 (d) TDC shall maintain the active vendor records in the accounts payable system. MANUFACTURER is responsible for promptly notifying TDC of vendor records modifications.

         5.10   Invoice Inquiries.    TDC shall receive initial inquiries from
         MANUFACTURER vendors directed to TDC regarding requests for payments, perform reasonable investigation, and promptly inform MANUFACTURER of situations where TDC has insufficient basis for processing the payment vendor invoices.

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         5.11   Inventory Accounting.   TDC shall account for all MANUFACTURER
         inventories within the possession of TDC and within the possession of mutually agreed upon prepackagers. TDC shall record in the MANUFACTURER ledgers MANUFACTURER's estimates of the material in-transit, as well as inventory reserves for obsolescence and shrinkage.

         5.12   Establishment of Standard Cost.   MANUFACTURER shall establish
         standard costs once per year. No change in any MANUFACTURER standard cost can by made without the knowledge of the TDC controller. If MANUFACTURER changes any standard cost without the written approval of the TDC controller, any TDC guarantees concerning shrinkage shall automatically be canceled for that inventory year. The procedures and schedule for the annual standard cost change shall be finalized in a timely manner, both parties agreeing to the terms and conditions outlines therein; otherwise procedures utilized in the prior year shall apply.

         5.13   Inventory Shrinkage.   TDC shall compensate MANUFACTURER for
         inventory shrinkage in excess of reasonable and customary amounts, as defined by the formula set forth in Part C of Exhibit 1; provided that MANUFACTURER complies with the standard cost rules specified in this
         Section 5 as well as other applicable provisions of this Agreement. MANUFACTURER agrees to comply with TDC's established procedures and practices in place as of the date of this Agreement, of inventory related transactions, and to require their packagers to do the same. MANUFACTURER agrees that any errors or omissions made by MANUFACTURER personnel or MANUFACTURER's packagers are the responsibility of MANUFACTURER and are not covered by this Subsection 5.13. TDC agrees that any errors or omissions made by TDC personnel or agents of TDC are the responsibility of TDC, except for appropriate correction for prior entries under GAAP.

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         5.14   Financial Reports.   TDC shall provide accounting information
         and reports similar to the reporting as of the date of this Agreement to permit MANUFACTURER to monitor is aftermarket operations to the extent they are accounted for by TDC services. TDC agrees to comply with any reasonable modifications to existing reports, as may be requested by MANUFACTURER. Any major modifications are subject to negotiations.

SECTION 6.   CONSIDERATION TO TDC.

         6.01   Base Fees.
                 (a) For all services provided hereunder through December 31, 1996, MANUFACTURER shall pay TDC a monthly fee of Four Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollars (US) ($466,667)(the "1996 Monthly Fee"), which amounts shall be payable on the first business day of each calendar month, in arrears, by wire to an account designated by TDC. The 1996 Monthly Fee shall be payable on December 31, 1996. In the event that this Agreement commences on a date other than the first business day of a calendar month, the 1996 Monthly Fee for the balance of the first full calendar month shall be prorated based on the number of calendar days in such month and payable on the first business day of the calendar month immediately following the first full calendar month of the Agreement.

                 (b) For all services provided hereunder from January 1, 1997, through expiration of the Term, MANUFACTURER shall pay TDC a monthly fee of Four Hundred Ninety Thousand Dollars (US) ($490,000) (the "Monthly Fee"), subject to credit as a result of Cost Savings (defined below) as provided for in Section 6.03, which amounts shall be payable in arrears by wire to an account designated by TDC on the first business day of each month for the immediate preceding month.

                 (c) The 1996 Monthly Fees and the Monthly Fees are collectively referred to herein as the "Base Fees." The parties acknowledge and agree that the Base

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                 Fees were computed based on a Capacity Value of $22,000,000, a current annual gross sales volume of $79.3 million for CLARK Parts as well as on the level of services currently provided by TDC to CLARK as set forth in this Agreement. In the event that the gross sales volumes for the Term exceeds $79.3 million, the Base Fees paid during the Term shall increase by 5.8% of the excess of the gross sales for the Term over $79.3 million. Such additional amount shall be payable within forty-five (45) calendar days following expiration of the Term.

                 (d) The Base Fees do not include any amounts for provision of Customer Support Services, including, without limitation, amounts due MANUFACTURER's vendors or to or as a result of or incurred by CLARK Team members, or amounts for Part transportation, including shipping, insurance or duty costs, or the amounts due to MANUFACTURER's outside packagers, each of which shall be paid directly by MANUFACTURER to the applicable third party.

         6.02 Other Costs. In the event that MANUFACTURER requires different or additional services, MANUFACTURER shall be invoiced for such services at the rates set forth in Exhibit 2.

         6.03   Cost Improvements.   TEREX, TDC and MANUFACTURER shall use
         their commercially reasonable efforts in the ordinary course of business to identify and implement productivity and other improvements to reduce TDC's cost of distribution of the Parts, including all Warehousing Services (as defined in Section 3 hereof), Computer Services (as defined in Section 4 hereof), Accounting Services (as defined in Section 5 hereof), and any additional services required by MANUFACTURER as provided under Section 6.01. Commencing January 1, 1997, TDC and MANUFACTURER shall share on a pro rata basis in any "Cost Savings" (as such term is defined below) achieved by TDC in the distribution of the Parts, with TDC to retain forty-six percent (46%) of the amount of the Cost Savings and fifty-four percent (54%) of the Cost Savings to be passed on to MANUFACTURER by means of a credit to the Base Fees payable by MANUFACTURER under Section 6.01. TDC shall calculate the amount of the Cost

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         Savings on a quarterly basis, with any credit due to MANUFACTURER to be applied against the Base Fee due for the second month of the following quarter. For purposes of this Agreement, the term "Cost Savings" shall mean the net reduction to TDC in the full cost of distribution of the Parts, including the costs of all Warehousing Services, Computer Services, Accounting Services and any additional services provided under Section 6.01, calculated utilizing a consistent accounting procedure agreed upon by the parties. The parties shall mutually agree upon a method for calculating Cost Savings no later than ninety (90) days from the date hereof. MANUFACTURER or its designee shall have the right to audit all of TEREX's and TDC's books and records relating to the distribution of the Parts at TDC, upon ten (10) days advance written notice, for the purpose of confirming the extent of any Cost Savings achieved by TDC, provided MANUFACTURER shall not have the right to conduct such an audit more than twice in any 12-month period. In the event that MANUFACTURER or its designee should find that TDC has not complied with the terms of this Section 6.03, TDC shall promptly reimburse MANUFACTURER for the amount of any Cost Savings due to MANUFACTURER, with interest calculated at 10% per annum, from the date such Cost Savings would have been credited to the Base Fee in accordance with the terms of this Section 6.03. The auditing fees and expenses incurred by MANUFACTURER or its designee shall be borne by MANUFACTURER.

         6.04   Transfer.   In the event MANUFACTURER does not elect to renew
         this Agreement, TDC shall upon request, without any additional expense to MANUFACTURER, (i) extract all data and information in the format in which such data and information exists on TDC's systems and provide such data and information to MANUFACTURER, and (ii) pack all of MANUFACTURER's Products in storage at TDC's facility and prepare such Products for shipment to a location designated by MANUFACTURER, including marking each package with the part number and quantity, and
         (iii) load MANUFACTURER's Products onto truck or other vehicles provided by MANUFACTURER for transport. The fees set forth in this
         Section 6 are exclusive of any other transfer costs, including, without limitation, the freight cost of transporting Products to MANUFACTURER's facility. Upon request, TDC shall prepare a written quotation for converting MANUFACTURER's data and information to

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         a format compatible with MANUFACTURER's system at TDC's actual cost and other transfer services excluded from the fees set forth in this
         Section 6.

SECTION 7.   CONTROL AND RIGHTS OF PARTIES.

         7.01   Independent Contractor Status.   Neither TDC nor its employees
         shall be deemed to be agents or employees of MANUFACTURER. It is understood and agreed that TDC is an independent contractor acting for its own account. Other than as expressly set forth herein or as approved in writing by MANUFACTURER, TDC is not granted any express or implied right or authority to assume or create any obligation or responsibility on behalf of or in the name of MANUFACTURER or to bind MANUFACTURER in any manner whatsoever. MANUFACTURER is interested only in the results obtained under this Agreement; the manner and means of conducting the work are under the sole control of TDC. None of the benefits provided by MANUFACTURER to his employees, including, but not limited to, compensation insurance and unemployment insurance, are available from MANUFACTURER to the employees, agents or servants of TDC. TDC will be solely and entirely responsible for his acts and for the acts of its agents, employees, servants and subcontractors during the performance of this Agreement. MANUFACTURER shall be solely responsible for its acts and for the acts of its agents, employees, servants and subcontractors, including, without limitation, the CLARK Team members, during the performance of this Agreement.

         7.02 Employment of Workers by TDC. TDC shall furnish duly qualified and trained personnel to carry out the services to be provided under this Agreement, and shall, at all times, enforce strict discipline and maintain good order among the workers performing the work, and shall cause the workers to observe all reasonable fire prevention, safety and health regulations in force at TDC's facility. MANUFACTURER shall use best efforts to ensure that members of the CLARK Team observe all such regulations in force at TDC's facility.

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SECTION 8.    INSURANCE.

         8.01   General.   TDC shall obtain and maintain insurance during the
         term of this Agreement with solvent and reputable insurance carriers of such types and in such amounts as is customarily maintained by prudent businesses, including, but not limited to, business interruption, public liability, fire and extended coverage, automobile and workers' compensation coverage and shall provide MANUFACTURER, at least annually upon request, with a certificate of insurance issued by the relevant carrier(s) as to the types and amounts of such insurance which TDC then has in effect. TDC shall name CLARK as an additional insured to TDC's business interruption insurance. The cost to TDC of maintaining the insurance required by this Section 8.01 is included in the Base Fees.

SECTION 9.   DURATION AND TERMINATION.

         9.01  Term.   The "Term" of this Agreement shall be for thirty-six (36)
         months commencing on the date hereof and expiring on November 30, 1999, unless earlier terminated for default in accordance with Section 9.02.

         9.02  Early Termination.   This Agreement shall terminate
         automatically and without further action by either party upon the occurrence of any of the following events:

                   (a) TDC or MANUFACTURER becomes insolvent or involved in receivership, bankruptcy or other insolvency or debt relief proceedings, whether voluntary or involuntary, or indicates (or its accountants indicate) that a substantial doubt exists as to its ability to continue as a going concern; or

                   (b) upon one hundred twenty (120) days' written notice to the other party, if such other party (i) materially breaches any material monetary term of this Agreement and such breach or failure is not remedied within ten (10) calendar days after notification thereof by the terminating party or (ii) fails to fulfill any of its non-monetary

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                   obligations under this Agreement and such breach or failure is not remedied within sixty (60) days after notification thereof by the terminating party.

SECTION 10.  INDEMNIFICATION.

       10.01  Indemnity Provisions.   MANUFACTURER shall defend, indemnify,
       and hold harmless TDC from and against any and all claims, damages, losses and expenses, including without limitation, attorneys' fees, that may be asserted against TDC and related to the design, manufacture, material content or use of any MANUFACTURER products. MANUFACTURER further agrees to defend, indemnify, and hold harmless TDC from and against any and all claims, damages, losses and expenses, including without limitation, attorneys' fees related to the procurement or sale of MANUFACTURER inventories, except where such liability results from the gross negligence of TDC, in which case TDC agrees to hold MANUFACTURER harmless from any such liability to third parties. In no event shall TDC be liable for any loss of profit incurred by MANUFACTURER or any other party as a result of the telecommunications circuits or data processing, including data base information or processing programs, except as specified in this Agreement. TDC shall defend, indemnify and hold harmless MANUFACTURER from and against any and all claims, damages, losses and expenses, including, without limitation, attorneys' fees, that may be asserted against MANUFACTURER by a third party, for any willful or grossly negligent acts or omissions of TDC in the performance by TDC's officers, agents, employees or subcontractors of TDC's obligations hereunder.

       10.02   MANUFACTURER Responsibility.   MANUFACTURER is solely
       responsible for complying with state and federal product "right to know" disclosures as it relates solely to MANUFACTURER inventory and agrees to hold TDC harmless from any liability to third parties directly related to the failure of

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       MANUFACTURER to observe such laws or regulations in connection therewith. MANUFACTURER shall provide TDC with the appropriate information required by these laws or regulations.

       10.03   Other Damages.   In no event shall either party be liable to the
       other party for any indirect damages including consequential, incidental or special damages or loss of profit.

SECTION 11. TRADEMARKS AND TRADE NAMES. MANUFACTURER grants to TDC the nonexclusive, personal, and nontransferable right to use MANUFACTURER's trademarks and trade names solely to the extent necessary to enable TDC to comply with its obligation hereunder but only in accordance with the terms of this Agreement. TDC shall not use such marks or names or any other trademark or trade name now or hereafter used by MANUFACTURER as part of any corporate title, business identity or trade name or any similar mark or name without MANUFACTURER's prior written consent nor make use thereof in any manner likely to lead to confusion or in any way deceive the public or be injurious to MANUFACTURER . TDC agrees that all such trademarks and trade names are and shall remain the sole and exclusive property of MANUFACTURER and that upon termination or expiration of this Agreement, TDC shall immediately cease any use thereof and shall not thereafter, either directly or indirectly, use such trademarks and trade names.

SECTION 12. CONFIDENTIALITY. TDC acknowledges that MANUFACTURER may make available to TDC valuable know-how, technical or other proprietary information with respect to the sale, distribution and servicing of Parts as well as promotion and advertising know-how and sales and merchandising information.
TDC undertakes to ensure that its employees, if any, will keep such information and know-how confidential during and after the term of this Agreement.

SECTION 13. FORCE MAJEURE. Neither party shall be responsible to the other party for the performance of any obligation to be performed under this Agreement due to any cause beyond the control of or occurring without fault of such party, including, but not limited to, acts of God, fires, floods, storms, riots, strikes, lockouts, other national calamities, wars, insurrections or any other occurrence, including governmental action, which would act to delay or interrupt

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implementation and continuation of the performance of this Agreement.   If
there is a delay of more than six (6) months due to any cause beyond the control of one party, then either party may by notice to the other terminate this Agreement.

SECTION 14. NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if sent by facsimile (confirmed in writing) or internationally recognized overnight delivery service, prepaid, addressed as follows:

         To MANUFACTURER:

                 CLARK MATERIAL HANDLING COMPANY
                 172 Trade Street
                 Lexington, Kentucky  40511
                 Attention: President
                 Fax:   (606) 288-1813

                 with a copy to:

                 CITICORP VENTURE CAPITAL LTD.
                 399 Park Avenue
                 New York, NY  10043
                 Attention: Michael A. Delaney
                 Fax:   (212) 888-2940

         To TDC:
                 TEREX WORLDWIDE PARTS DISTRIBUTION CENTER
                 8800 Rostin Road
                 Southaven, Mississippi  38671
                 Attention: President
                 Fax:   (601) 393-1700

         with a copy to:

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                 TEREX CORPORATION
                 500 Post Road East, Suite 320
                 Westport, Connecticut 06880
                 Attention: Senior Vice President and General Counsel
                 Fax:   (203) 227-1647

Other addresses as may from time to time apply shall be furnished by a like notice by either party during the term of this Agreement. Any notice or communication shall be deemed effective when actually delivered (or the next business day if delivered after regular business hours or on a Saturday, Sunday or holiday).

SECTION 15. NO WAIVER OF RIGHTS. The failure of either party to require performance at any time by the other party of any obligation under this Agreement shall not affect the right to require performance of that obligation at any time thereafter. No waiver of any breach of any provision of this Agreement shall be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of any other rights or remedies that such party may have under this Agreement.

SECTION 16. ASSIGNMENT. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that TDC may assign any and all of its rights and obligations under this Agreement to any entity controlling, controlled by or under common control with TEREX or to the purchaser of all or substantially all of the assets or business of TDC without the consent of MANUFACTURER. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 17. INTEGRATION. This Agreement contains the entire understanding of the parties hereto and supersedes all prior or contemporaneous agreements, oral or in writing, with respect

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to the subject matter hereof.  This Agreement may not be amended nor any provision waived without a written agreement signed by the party against whom such amendment or waiver is sought to be enforced.

SECTION 18. SEVERABILITY. If and to the extent that any court of competent jurisdiction holds any provision of this Agreement or part thereof invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

SECTION 19. GOVERNING LAW AND CHOICE OF FORUM. This Agreement shall be governed by and interpreted in accordance with the laws of Mississippi exclusive of its conflicts of law provisions. Any actions, suits or legal proceedings of any nature arising out of or relating to this Agreement shall be initiated in the courts of Mississippi.

         IN WITNESS WHEREOF, this Agreement is executed, in counterparts, by authorized representatives of MANUFACTURER and TDC.



                                              TEREX DISTRIBUTION CENTER, a
                                              division of TEREX CORPORATION

                                              By: /s/
                                                 ---------------------------
                                              Title:
                                                    ------------------------

                                                 CLARK MATERIAL HANDLING
                                                 COMPANY

                                              By: /s/
                                                 ---------------------------
                                              Title:
                                                    ------------------------

                                                                  EXECUTION COPY

                                   EXHIBIT 1

                           TEREX DISTRIBUTION CENTER
                             PERFORMANCE OBJECTIVES

The performance levels listed in this Exhibit reflect MANUFACTURER's Parts business service objectives and form the standards against which the TDC performance is to be measured.

A.   PUTAWAY AND UPDATE REQUIREMENTS

         -       Normal materials putaway = 5 workdays after TDC receipt.

         - N.P.O. (No Purchase Order), N.P.N. (No Part Number) and N.S.C. (No Standard Cost) shall be processed in accordance with MANUFACTURER's instructions within 48 hours following MANUFACTURER's notification of disposition to TDC.

         NOTE:    Attainment of the above objectives assumes unrestricted flow of inbound material. TDC will advise MANUFACTURER of any non-controllable event which might extend inbound performance objectives.

B.   OUTBOUND ORDER PROCESSING  (Level of service is determined by the customer per the purchase order.)

         - Code I orders transmitted to the TDC facility between 7:00 a.m. and 7:00 p.m. (Central Time), Monday through Friday, shall be shipped same day at the departure time of designated or available carrier/transportation.

                                       26
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         -       Code II orders transmitted to the TDC facility between 7:00
                 a.m. and 7:00 p.m. (Central Time) shall be shipped the day following receipt of order transmittal by customer designated carrier.

         - Code III orders transmitted to the TDC facility between 7:00 a.m. and 7:00 p.m. (Central Time), Monday through Friday, shall be shipped within three (3) working days of receipt of the customer's release date.

C.   CONTROL AND ACCOUNTING FOR INVENTORY ASSETS

         TDC shall provide levels of control and security over inventory assets under its care consistent with Clark accounting guidelines in effect as of the date hereof. The parties agree that in a volume related aftermarket parts business, a certain level of inventory shrinkage is normally accepted as a "cost of doing business" for which appropriate financial reserves are established.

         MANUFACTURER shall be responsible for inventory gain or loss due to shrinkage to the extent of one percent (1%) of the standard gross cost of goods sold for the twelve (12) months prior to the annual inventory. TDC agrees to be responsible for inventory variations in excess of one percent (1%) of the standard gross cost of goods sold provided that and subject to the following:

         a. For the purposes of applying the formula, the following definitions will be used:

                 BASE = [1%]  X  [12-MONTH GROSS COST OF SALES]

                 - If physical inventory loss (Loss) exceeds the Base:

                          PENALTY = LOSS - BASE

                 - If physical inventory loss is less than Base, or if there is a physical inventory gain (Gain):

                 CUSHION = BASE - LOSS OR BASE + GAIN

                                       27
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         b.      A "cushion" can be carried forward up to two years to reduce or offset "penalties" otherwise owed to MANUFACTURER.

         c. A "penalty" paid to MANUFACTURER can be recovered by TDC for up to two years for amounts up to subsequent "cushions."

                                       28
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                                   EXHIBIT 2

                            SCHEDULE OF SERVICE FEES

The fees set forth in this Exhibit 2 are for services not included in the Base Fees. The Actual Hourly Cost shall be calculated by first, multiplying the applicable employee's hourly rate ($9.60 through May 1997 and probably three to four percent (3%-4%) higher for the balance of 1997) times 1.5 (the overtime rate) and second, multiplying the total calculated in the first step by 1.33 (the fringe rate) and third, by multiplying the total by the actual time spent performing the function. The Actual Hourly Cost does not include any management supervision costs, which costs are included in the Base Fees.

SPECIAL CHARGES:

         Special Packing                           =        Actual Hourly Cost plus material
         Return to Stock
         Canceled Order -- Not Invoices            =        Actual Hourly Cost
         Canceled/Returned Order--Invoiced         =        $ 5.00/line plus freight
         Rework                                    =        Actual Hourly Cost
         Teardowns                                 =        Actual Hourly Cost
         Kit Assembly                              =        $ .10/piece in kit plus
           ($10 minimum per Kit run)               =        $ .25/pound
         Detailed materials inspection             =        Quoted
         Scrap destruction/defacing                =        Quoted
         Misc. Office/Whse Supplies                =        Quoted
         Priority Carriers                         =        Per carrier invoice
         Manual Shippers                           =        Actual Hourly Cost

                                       29
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                                                                  EXECUTION COPY

                                   EXHIBIT 3

                              TDC SYSTEM SERVICES

                              DATA CENTER SERVICES

*        PRODUCTION JOB SCHEDULING

*        SPECIAL JOB REQUESTS

*        TAPE PROCESSING/DISTRIBUTION

*        FORMS MANAGEMENT

*        REPORT DISTRIBUTION

*        SYSTEM TABLE UPDATING

*        COORDINATE PROBLEM RESOLUTION RELATED TO EQUIPMENT

                 (TERMINALS/PRINTERS), TELECOMMUNICATIONS AND HOST

                                       30
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                              TDC SYSTEM SERVICES

                         SYSTEM SUPPORT AND DEVELOPMENT

*        PROBLEM DETERMINATION AND RESOLUTION

*        SYSTEM ANALYSIS, DESIGN & PROGRAMMING

*        PROJECT MANAGEMENT/REPORTING

*        EASYTRIEVE SUPPORT

*        TECHNICAL CONSULTING

                                       31
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                              TDC SYSTEM SERVICES

                                SYSTEM FEATURES

*        INTEGRITY/RECOVERY
         -   RECOVERY OF DATA DUE TO HARDWARE/SOFTWARE FAILURE
         -   ROLLBACK FOR TRANSACTION/PROGRAM ABNORMAL TERMINATION
         -   RECOVERY OF DATA TO PREVIOUS DAY CLOSING IN MAJOR DISASTER

*        DATABASE ACCESSIBILITY
         -   IDIMS
         -   ONLINE (CICS), BATCH
         -   SIMULTANEOUS BATCH AND ONLINE UPDATE WITH FULL INTEGRITY
         -   READ ONLY ACCESS USING EASYTRIEVE
                          * PRODUCTION DATABASE
                          * EASYTRIEVE COPY DATABASE (WEEKLY COPY)
         -   DATABASE MONITORING/TUNING

*        ONLINE STORAGE (DASD) MANAGEMENT (CA-1)

*        TAPE MANAGEMENT (CA-1)

*        INTEGRATED SYSTEM NETWORK ARCHITECTURE
         -   ABILITY TO COMMUNICATE WITH OTHER TDC SYSTEMS

*        PERFORMANCE MONITORING

*        SYSTEM SOFTWARE/HARDWARE INSTALLATION/MAINTENANCE

*        PROBLEM DETERMINATION/COORDINATION

*        SALES COST ACCOUNTING

                                       32
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                                                                  EXECUTION COPY

                              TDC SYSTEM SERVICES

                           APPLICATION FUNCTIONALITY
                             SALES ORDER PROCESSING

SALES ORDER ENTRY

*        INTERACTIVE
         -   CODE I-3
         -   EXPORT
         -   INTER/INTRA COMPANY

*        BATCH
         -   FUTURE
         -   QUOTATIONS

*        TABLE DRIVEN ORDER CODING VERIFICATION

*        VARIABLE PRICING (DOMESTIC, CANADIAN, EXPORT)
         -   NET
         -   LIST
         -   OEM
         -   QUOTES
         -   TRANSFER
                 FACTOR PRICING IN FUTURE

*        REALTIME INVENTORY REDUCTION

*        EXPEDITING REPORT GENERATION

                                       33
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                                                                  EXECUTION COPY

                              TDC SYSTEM SERVICES

                           APPLICATION FUNCTIONALITY
                             SALES ORDER PROCESSING

*        SHIPPING/PICK TICKET GENERATION

*        SHIPPER ADJUSTMENTS
         -   SHORT SHIPMENTS
         -   EXPORT AND OEM PRICE REQUIREMENTS
         -   COMPLETE CANCELS
         -   SHIPPING INFORMATION

*        SALE ORDER INQUIRY

*        SALE ORDER CHANGES
         -   NON-RELEASED CANCELLATIONS (ORDER/PARTIAL QUANTITIES/LINES)
         -   DUE DATE CHANGES
         -   SET-UPS (NEW PARTS; ASSEMBLY/COMPONENTS)
         -   CONTROLLED RELEASES

*        TABLE DRIVEN BACK ORDER TO RELEASE

*        SALE ORDER COMBINATION FACILITY (STOCK/FUTURES)

*        HISTORY BY SALE ORDER CODE/LINES DAILY/MONTH-TO-DATE
         -   ABC CLASSIFICATION
         -   BACK ORDERED
         -   BOOKINGS
         -   RELEASED, NOT SHIPPED

                                       34
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                                                                  EXECUTION COPY

                              TDC SYSTEM SERVICES

                           APPLICATION FUNCTIONALITY
                             SALES ORDER PROCESSING

*        INVOICING
         -   DOMESTIC/CANADIAN/EXPORT/COST
         -   MISCELLANEOUS CHARGES
                          FREIGHT
                          SALES TAX
                          TRADE DISCOUNT
                          RUSH SURCHARGE
                          PACKING
                          HANDLING
             - AUDIT TRAIL OF BILLING
             - INTERACTIVE/BATCH

*        REPORTS
         -   INVOICE REGISTER
         -   TRANSMISSION STATISTICS OF ACCOUNTS RECEIVABLE
         -   OPEN ORDERS
         -   RELEASES PENDING
         -   CANCELLATIONS
         -   MANAGEMENT INFORMATION
                 (COMPANY/DIVISION/SALES DEPARTMENT)
         -   PRICE/COST NOTIFICATIONS
         -   STOCK ROOM BACK ORDERS
         -   INVENTORY

                                       35
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                                                                  EXECUTION COPY

                              TDC SYSTEM SERVICES

                           APPLICATION FUNCTIONALITY
                                    PRICING

*        PRICING MAINTENANCE
         -   DOMESTIC/CANADIAN/OEM/EXPORT
                 -  MARKET LEVEL
                 -  COMPETITIVE PARTS
                 -  PROPRIETARY
                 -  ASSEMBLY/COMPONENTS

         -   MASS UPDATE (BATCH ONLY)
                 BY-PRODUCT IDENTIFICATION CODE

*        PRICING FREE TEXT:MAINTENANCE
                 -  MATERIAL
                 -  SIZE
                 -  WEIGHT
                 -  MODEL

*        PRICE/COST HISTORY

*        PRIOR 48 MONTHS SHIPPED QUANTITIES

*        PRODUCT LEVEL PRICING

*        PRICE ACTIVATION/INACTIVATION

*        COMPETITOR MAINTENANCE

                                       36
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                                                                  EXECUTION COPY

                              TDC SYSTEM SERVICES

                           APPLICATION FUNCTIONALITY
                                    PRICING

*        REPORTS
         -   SIMULATION OF PRICE CHANGES
         -   VALIDATION OF CHANGES PERFORMED
         -   PROJECTION/PROFITABILITY ANALYSIS
         -   PRICE BOOK PUBLICATIONS
                 -  DOMESTIC
                 -  CANADIAN
                 -  EXPORT

         -   WEIGHTED AVERAGE OF NEW TO OLD PRICE CHANGES
         -   ESTIMATED PRICE AGING ANALYSIS
         -   COMPETITOR ANALYSIS
         -   PRICING FREE TEXT

*        COMPLETE INQUIRY OF ABOVE FEATURES

                                       37
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                                                                  EXECUTION COPY

                              TDC SYSTEM SERVICES

                           APPLICATION FUNCTIONALITY
                            SALES FORECASTING (ASI)

*        FORECASTING
         -   AUTO REGRESSION
         -   EXPONENTIAL SMOOTHING
         -   CYCLICAL VARIATION
         -   SEASONALITY
         -   DEVIATION ERROR TRACKING

*        MODEL VARIATION
         -   SEASONAL
         -   PATTERNED IRREGULAR
         -   NON-PATTERNED IRREGULAR

*        EIGHTEEN (18) FUTURE PERIODS OF FORECAST

*        PARAMETER DRIVEN
         -   DEMAND FILTERING
         -   TREND SMOOTHING
         -   PERMANENT COMPONENT
         -   SEASONALITY SMOOTHING
         -   MEAN AND AVERAGE DEVIATION TRACKING
         -   TREND DAMPENING
         -   SYSTEM LEVEL FORCING
         -   FORECAST OVERRIDES
         -   TWENTY-SEVEN (27) ITERATIONS
         -   MODEL SWITCHING

                                       38
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                                                                  EXECUTION COPY

                              TDC SYSTEM SERVICES

                           APPLICATION FUNCTIONALITY
                             CREDIT ADMINISTRATION

*        ONLINE INQUIRY

*        CREDIT/DEBIT ENTRY (BATCH ONLY)
         -   DOMESTIC/CANADIAN/EXPORT

             *  DEALER YEARLY RETURNS
             *  PARTS DISCREPANCY

*        REPORTS/FORMS
         -   RETURN AUTHORIZATION
         -   RETURN MATERIAL
         -   MOVE TAG

*        TRANSMISSION OF ACCOUNTS RECEIVABLES

*        AUDIT TRAIL (60 DAYS ONLINE)

                                       39
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                                                                  EXECUTION COPY

                              TDC SYSTEM SERVICES

                           APPLICATION FUNCTIONALITY
                   DISTRIBUTION REQUIREMENTS PLANNING (ASI)

*        TIME PHASED REQUIREMENTS PLAN BASED ON INVENTORY TURN RATIOS AND
           CUSTOMER SERVICE LEVELS BY STRATA

*        RECOMMENDS EXPEDITE/DE-EXPEDITE ACTION WITHIN THE FREEZE PERIOD

*        AUTOMATICALLY RESCHEDULES RELEASED OUTSIDE FREEZE PERIOD

                                       40
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                                                                  EXECUTION COPY

                              TDC SYSTEM SERVICES

                           APPLICATION FUNCTIONALITY
                                   PURCHASING

*        ONLINE VENDOR FILE MAINTENANCE

*        ONLINE PURCHASE ORDER GENERATION/MAINTENANCE
             -  FIXED QUANTITY
             -  BLANKET

*        DETERMINES BEST QUANTITY AND COST BASED ON EOQ AND VENDOR PRICE BREAKS

*        PROHIBITS AUTOMATIC PURCHASE ORDER GENERATION BASED ON SPECIFIC
             MANAGEMENT CRITERIA VIA SYSTEM TABLES AND PRODUCES PURCHASE ORDER CHECKLIST FOR REVIEW AND ACTION

*        ONLINE CHECKLIST MAINTENANCE

*        AUTOMATIC PURCHASE ORDER GENERATION BASED ON CURRENT INVENTORY
             POSITION AND MANAGEMENT CONTROL PARAMETERS

*        RECOMMEND BUY HISTORY

*        PURCHASE ORDER ACTIVITY AUDIT TRAIL

*        EXPEDITE ANALYSIS REPORTING

                                       41
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                                                                  EXECUTION COPY

                              TDC SYSTEM SERVICES

                           APPLICATION FUNCTIONALITY
                                   RECEIVING

*        ONLINE RECEIVING AT PACKAGERS

*        MOVE TAG AND RECEIVING LIST GENERATION

*        ONLINE PUTAWAY FUNCTION

*        INTERACTIVE UPDATES TO INVENTORY POSITION AND UNAUDITED DATA

*        INTERACTIVE SALE ORDER ALLOCATION/RELEASE

                                       42
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                                                                  EXECUTION COPY

                              TDC SYSTEM SERVICES

                           APPLICATION FUNCTIONALITY
                                ACCOUNTS PAYABLE

*        ACCOUNTS PAYABLE INVOICE PROCESSING - BATCH/ONLINE
         -   DOMESTIC
         -   FOREIGN

*        MECHANICALLY CREATES PENDING INVOICE DATA BASE TRANSACTIONS FOR
           UNMATCHED RECEIVINGS

*        MATCHED INVOICE PAYMENT INFORMATION TRANSMITTED DAILY AND BATCH REPORT
           PRODUCED

*        ONLINE INVOICE AND VARIANCE INQUIRY/MAINTENANCE

*        DAILY CONTROL REPORTING
             -   AUTOMATIC VENDOR DEBIT ON OVERBILL
             -   PASSED LIST
             -   EXCEPTIONS

*        MONTHLY CONTROL REPORTING
             -   VARIANCES RECAP
             -   MATERIAL RECEIVED, NOT INVOICED
             -   MATERIAL IN TRANSIT

                                       43
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                                                                  EXECUTION COPY

                              TDC SYSTEM SERVICES

                           APPLICATION FUNCTIONALITY
                               INVENTORY CONTROL

*        CALCULATES INVENTORY STANDARDS
             -  EOQ (right arrow) ECONOMIC ORDER QUANTITY
             -  SS (right arrow) SAFETY STOCK

*        MANAGES INVENTORY THROUGH THE STRATIFICATION OF MATERIAL BASED ON
             STANDARD COST EXTENDED, TIMES ORDERED, AND PIECES ORDERED

*        INVENTORY BUILDUP PLAN THAT IS CONSISTENT WITH MANAGEMENT SPECIFIED
             GOALS (I.E., SERVICE LEVELS AND TURN RATIOS)

*        EVALUATION OF THE CALCULATED PLAN VS THE ACTUAL PLAN

                                       44
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                                                                  EXECUTION COPY

                              TDC SYSTEM SERVICES

                           APPLICATION FUNCTIONALITY
                                CYCLE INVENTORY

*        RECOUNT SELECTION (TABLE DRIVEN - DOLLAR VALUE)

*        INTERACTIVE POSTING
         -   COUNTS
         -   ADJUSTMENTS

*        ONLINE INQUIRY

*        POSTING CYCLE COUNTS
         - AUTOMATIC RELEASE/BACK ORDER DEPENDENT ON INVENTORY STOCK POSITION CHANGE (+ OR -)

*        REPORTS
         -   INVENTORY EVALUATION/COUNTS
         -   STATISTICAL ANALYSIS
         -   ROW COUNTS
         -   LOCATION SUMMARY
         -   RECOUNT SELECTION
         -   PHYSICAL INVENTORY RECAP
         -   CYCLE ADJUSTMENT

*        GENERATION OF DATA AND OTHER INFORMATION REQUESTED BY EXTERNAL
           AUDITING FIRM

                                       45
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                                                                  EXECUTION COPY

                              TDC SYSTEM SERVICES

                           APPLICATION FUNCTIONALITY
                                 STANDARD COSTS

*        ABILITY TO REQUEST/ACCEPT STANDARDS FROM MANUFACTURING PLANTS

*        LOAD AND ANALYZE NEW STANDARDS RECEIVED

*        NEW STANDARDS-VENDOR (NON-TDC MANUFACTURING) SOURCED MATERIAL
         -   PURCHASE ORDER COST
         -   INVOICE COST
         -   VENDOR PRICE BREAKS

*        ONLINE MAINTENANCE AND EDIT CHECKS FOR EXCEPTION CONDITIONS STANDARDS
             ANALYSIS
             -   INCREASES/DECREASES
                 -  DOLLARS
                 -  PERCENTAGES

*        NEW STANDARD APPLICATION
             -   COST HISTORY
                 -  PREVIOUS COST
                 -  YEAR COST SET

*        INVENTORY, COMMITMENT AND OPEN SALE ORDER RECONCILIATIONS

*        REPORTS
         -   INVENTORY COUNTS/EXCEPTIONS
         -   STANDARDS ANALYSIS
         -   ASSEMBLY/COMPONENT BUILDUP
         -   UNAUDITED LIST
         -   AREA COUNTS

                                       46
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                                                                  EXECUTION COPY

                                 SCHEDULE 2.01

                            CLARK TEAM MEMBER COSTS

                                                    1ST SIX MON
 CLARK TEAM COSTS              1995 ACTUAL              1996
 ----------------              -----------              ----

 Salaried Labor Costs             $942,434            $488,228

 Fringe Benefits                   212,836             119,280

 Outside Training                    1,420               3,338

 Rentals                             1,250                   0

 Office Supplies                     6,894               5,979

 Travel and Entertainment           41,743               7,677

 Gating and Tooling                  5,141                 660

 Postage and Office Freight          7,597               3,865

 Scrap and Rework                   16,003               1,999

 Other Sundry Expense                1,593              (1,301)

                                ----------            --------
 TOTAL                          $1,236,911            $629,725

                                       47
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                                                                  EXECUTION COPY

                                 SCHEDULE 2.02

          CLARK TEAM MEMBERS EMPLOYED BY TDC AS OF _NOVEMBER ___, 1996

--------------------------------------------------------------------------------------------------------------
 DOH        NAME                 DEPT            1996                  EARNED BUT UNUSED        ANNUAL
                                                ANNUAL                 VACATION                 BENEFIT
                                                SALARY                 AS OF 11/19/96           COST
                                                                                                (EST)
--------------------------------------------------------------------------------------------------------------

 1/16/95    Barroso, Luis        253            30,000.00    E               461.54          9,036.60

 1/10/94    Bragg, Charlotte     253            16,640.00   NE                64.00          9,036.60

 1/27/93    Bruce, Linda         253            23,600.00    E                 0.00          9,036.60

 1/9/95     Cole, Patricia       253            24,675.00    E                 0.00          9,036.60

 1/9/95     Curtright, Randy     253            30,000.00    E                 0.00          9,036.60

 6/26/95    DeMarco, Ron         253            30,000.00    E               346.15          9,036.60

 1/3/94     Difillippo, Anthony  253            29,580.00    E               227.54          9,036.60

 2/28/95    Gurley, Barry        253            32,500.00    E             1,250.00          9,036.60

 11/4/96    Hammonds, Janice     253            23,600.00    E                 0.00          9,036.60

 1/4/65     Hartmann, Gerald     253            45,103.00    E               886.60          9,036.60

 4/10/95    Henderson, Mark      253            23,600.00    E                 0.00          9,036.60

 9/19/88    Joyner, Tina         253            20,738.00    E               239.28          9,036.60

 11/22/93   LaChance, Julie      253            23,600.00    E               816.92          9,036.60

 12/9/68    Marshall, Celine     253            35,995.00    E                 0.00          9,036.60

 1/3/94     Monteith, Tina       253            23,600.00    E               363.08          9,036.60

 10/3/88    Pakis, Greg          253            35,304.00    E               678.92          9,036.60

 12/27/93   Pough, Cheryl        253            33,660.00    E             1,035.69          9,036.60

 9/30/96    Pvillalto, Humberto  253            23,600.00    E                 0.00          9,036.60

 10/16/89   Roberts, Kevin       253            42,000.00    E             1,615.38          9,036.60

 1/6/92     Stanley, Mike        253            76,900.00    E             1,478.85          9,036.60

 4/10/89    Story, Ralph         253            36,240.00    E                 0.00          9,036.60

 7/5/94     Taylor, Florence     253            16,640.00   NE                 0.00          9,036.60

 11/22/93   Terrell, LaJuanda    253            23,600.00    E               453.85          9,036.60

 11/15/93   Todd, Hunter         253            23,600.00    E               816.92          9,036.60

 12/7/93    Williams, James      253            33,990.00    E                 0.00          9,036.60

                                                 --------                  --------          --------

            TOTALS                             759,765.00                 10,734.72        225,915.00
                                               ==========                 =========      ============

                           PART   TIME/  TEMP
                           ----- ------  ----

 11/19/96   Davis, Angela                19,760.00             NE

                                       48
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                                                                  EXECUTION COPY

                                 SCHEDULE 3.03

                     TDC'S INVENTORY DISPOSITION PROCEDURES

1. A problem with a Part is reported (typically from receiving, the warehouse help desk, the customer support team, or other warehouse personnel).

2. The inspection department investigates the problem. Full sets of drawings and inspection equipment and gauges are available to verify that a part conforms to specifications.

3.  Non-conforming material is placed on hold and is unavailable for shipping.

4.  An inspection report is written outlining the problem with the Part.

5.  The inspection report is reviewed by the Incoming Materials Manager.

6. The Manager determines if the problem can be easily resolved by the inspection department without further input from other areas (incorrectly labeled Parts, etc.).

7.  The inspection report is forwarded to the CLARK Team for review.

8. The CLARK Team (typically a buyer) reviews the rejection and determines what action should be taken (scrap, return to vendor, rework, etc.).

9. The CLARK Team records the action to be taken on the inspection report and forwards the report to the inspection department.

10. The inspection department executes the action requested on the inspection report.

                                       49
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                                                                  EXECUTION COPY

                                 SCHEDULE 3.05

                            TDC'S PICKING PROCEDURES

1. Customer orders are downloaded from the mainframe computer (Litton) to TDC's warehouse computer (AS/400).

2. The orders are grouped by the AS/400 into batch picking waves, typically eight orders per wave.

3. The AS/400 assigns picking locations to the part and schedules any internal material moves that may be required for the order.

4. Pick tickets are printed for each wave in the picking sequence and grouped by the warehouse zone.

5.  The tickets are dispatched to a picker for a specific warehouse zone.

6.  The picker informs the AS/400 when the picking process for a batch begins.

7.  The picker processes all of the pick tickets.

8.  The picker records any picking discrepancies on a form.

9.  Picking discrepancies (if any) are updated on the AS/400.

10. The picker informs the AS/400 that the batch has been completed.

11. Inventory is disbursed from the picking locations and is transferred from the "perpetual inventory bucket" to the "staged inventory bucket".

12. The picked material is transported to the consolidation area via forklift or conveyor.

13. Each pick ticket on the picket parts has a bar-code which is scanned as the material enters the consolidation area.

14. A packing list is generated when all of the parts for an order have been scanned in the consolidation area.

15. Packers use the packing list to verify that all of the parts have been picked.

16. The parts are packed into proper shipping containers.

17. A copy of the packing list is attached to the shipping container, the remainder of the packing list is forwarded to the shipping office.

18. The shipping office completes the appropriate transportation paperwork (bills of lading, etc.).

19. The shipping office posts the order on the mainframe for invoicing.

                                       50
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                                                                  EXECUTION COPY

                                 SCHEDULE 4.04

                COMPUTER CONTRACT WITH LITTON COMPUTER SERVICES

                                [COPY ATTACHED]

                                       51
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                                                                  EXECUTION COPY

                                 SCHEDULE 5.02

                        TDC'S CASH MANAGEMENT PROCEDURES

1. The TDC Accounts Payable Supervisor generates a cash requirements report for all vendors with invoices that are due within a specified time period.

2.  The cash requirements report is forwarded to the CLARK Cash Manager.

3. The CLARK Cash Manager communicates the cash availability to the TDC A/P Supervisor.

4. The TDC A/P Supervisor coordinates vendor payments with the CLARK Cash Manager and the CLARK Team (typically Buyers).

5.  Checks are issued on a CLARK bank account.

6. A check register is printed for the checks generated in a specific day. The exact cash usage is forwarded to the CLARK Cash Manager on a daily basis.

7. The TDC General Accountant reconciles the A/P bank account on a monthly basis.

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